UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) of the SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 11, 2017

VistaGen Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

NEVADA	001-37761	20-5093315
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

343 Allerton Ave. South San Francisco, California 94090
(Address of principal executive offices)
(650) 577-3600
(Registrant’s telephone number, including area code)

Not Applicable
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2) ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 1.01.
Entry into a Material Definitive Agreement.

On December 11, 2017, VistaGen Therapeutics, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Oppenheimer & Co. Inc., as the representative of the several underwriters named in the Underwriting Agreement (the “Underwriters”), relating to the issuance and sale (the “Offering”) of 10,000,000 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), and warrants (the “Warrants”) to purchase an aggregate total of 10,000,000 shares of Common Stock. Each Warrant is immediately exercisable, has an exercise price of $1.50 per share, and will terminate five years from the date of issuance. Each share of Common Stock was sold together with a Warrant to purchase one share of Common Stock, for a combined public offering price of $1.50 per Share and related Warrant, resulting in gross proceeds to the Company of $15,000,000.

Pursuant to the terms of the Underwriting Agreement, on December 13, 2017 (the “Closing Date”) the Company received net proceeds of approximately $13,600,000, after deducting the underwriting discount, estimated legal fees and other offering expenses payable by the Company.

Following the issuance of the Shares on the Closing Date, the Company now has 21,848,974 shares of Common Stock outstanding.

The Offering was conducted pursuant to the Company’s effective registration statement on Form S-1 (File No. 333-221009) and prospectus dated December 11, 2017.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties, and termination provisions.

Pursuant to the Underwriting Agreement, subject to certain exceptions, the Company, as well as its directors and officers, have each agreed for a period of 90 days after the Closing Date not to sell or otherwise dispose of any of the Company’s securities held by them without first obtaining the written consent of the Underwriters.

The foregoing is only a brief description of the material terms of the Underwriting Agreement, does not purport to be a complete description of the rights and obligations of the parties thereunder, and is qualified in its entirety by reference to the Underwriting Agreement that is filed as Exhibit 1.1 to this Current Report on Form 8-K and incorporated by reference herein.

The Underwriting Agreement has been attached hereto as an exhibit to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of the Underwriting Agreement and as of specific dates, were solely for the benefit of the parties to the Underwriting Agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Underwriting Agreement.

Item 8.01.
Other Events.

On December 13, 2017, the Company issued a press release announcing the closing of the Offering. A copy of the press release is attached hereto as Exhibits 99.1, and is each incorporated herein by reference.

Item 9.01.
Financial Statements and Exhibits.

See Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VistaGen Therapeutics, Inc.

Date: December 13, 2017	By:	/s/ Shawn K. Singh
Shawn K. Singh Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

1.1	Underwriting Agreement, dated December 11, 2017
4.1	Form of Warrant
99.1	Press Release issued by VistaGen Therapeutics, Inc., dated December 13, 2017